Exhibit F.5

[Letterhead of Cleary, Gottlieb, Steen & Hamilton]
Direct Dial: (212) 225-2810

March 18, 2004

República Oriental del Uruguay
Banco Central del Uruguay
C. Correo 1467
11100 Montevideo
Uruguay

Ladies and Gentlemen:

          We have acted as special New York counsel to República Oriental del Uruguay (the “Republic”) and Banco Central del Uruguay (“Banco Central”) in connection with the Republic’s offering pursuant to a registration statement on Schedule B (No. 333-103739) of Ps. 2,603,500,000 aggregate principal amount of the Republic’s 10.50% UI Bonds due 2006, payable in United States dollars (the “Bonds”), which are intended to constitute a further issuance of and to be fungible with and consolidated and form a single series with, the Ps. 5,589,500,000 10.50% UI Bonds due 2006 issued on October 20, 2003. The Bonds are issued under an indenture dated as of May 29, 2003 by and among the Republic, Banco Central, as its financial agent, and The Bank of New York, as trustee (the “Indenture”). Such registration statement, as amended when it became effective, including the information deemed to be a part thereof as of such time pursuant to Rule 430A under the Securities Act of 1933, as amended, is herein called the “Registration Statement,” and the prospectus included in the Registration Statement, as supplemented by the prospectus supplement dated March 4, 2004, is herein called the “Prospectus.”

                    In arriving at the opinion expressed below, we have reviewed the following:

(a)	the Registration Statement, as amended as of the date hereof;

(b)	the Prospectus;

(c)	an executed copy of the Indenture; and

(d)	a copy of the executed Bonds.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction, of such other instruments and other certificates of public officials, officers and representatives of the Republic and Banco Central and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

          In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) that all signatures on all such documents are genuine, and (ii) the accuracy as to factual matters of each document we have reviewed.

          Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that, assuming the Indenture has been duly authorized, executed and delivered by the parties thereto and the Bonds have been duly authorized by the Republic and duly executed and authenticated in accordance with the Indenture, the Bonds constitute valid, binding and enforceable obligations of the Republic, entitled to the benefits of the Indenture.

          Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Republic, (i) we have assumed that the Republic and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Republic regarding matters of the federal law of the United States or the law of the State of New York that in our experience would normally be applicable with respect to such agreement or obligation), (ii) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, to general principles of equity and (iii) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

          We express no opinion as to the enforceability of paragraph 16 of the terms and conditions of the Bonds relating to currency indemnity.

          The enforceability in the United States of the waiver by the Republic of its immunities from court jurisdiction and from legal process, as set forth in paragraph 15(d) of the terms and conditions of the Bonds and Section 9.7(d) of the Indenture, is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976. We express no opinion as to the enforceability of any such waiver of immunity to the extent that it purports to apply to any immunity to which the Republic may become entitled after the date hereof.

          We also note that the designation in paragraph 15(b) of the terms and conditions of the Bonds and Section 9.7(b) of the Indenture of the U.S. federal courts located in The City of New York as the venue for actions or proceedings relating to the Bonds is (notwithstanding the waiver contained in paragraph 15(b) of the terms and conditions of the Bonds and Section 9.7(b) of the Indenture) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

          The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.

          We hereby consent to the filing of this opinion as an exhibit to a post-effective amendment to the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours, CLEARY, GOTTLIEB, STEEN & HAMILTON
By:	/s/ Lee C. Buchheit
Lee C. Buchheit, a Partner